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                                      RW

                            CHINA VENTURES LIMITED
                       COURVOISIER CENTRE II, SUITE 705
                            601 BRICKELL KEY DRIVE
                                MIAMI, FL 33131

                                April 20, 2000


VIA EDGAR AND
VIA TELECOPY (202) 942-9527
Ms. Kara A. Sandler, Division of Corporate Finance
United States Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE:   CHINA VENTURES LIMITED (THE "COMPANY")
           WITHDRAW OF THE REGISTRATION STATEMENT ON FORM 10
           (FILE NO. 001-15573) (THE "REGISTRATION STATEMENT")


Dear Ms. Sandler:

     The Company hereby requests that the Registration Statement, filed on February 23, 2000, be withdrawn from registration.

                                       Very truly yours,


                                       CHINA VENTURES LIMITED



                                       By: /s/ James Chow
                                          ------------------------
                                           James Chow
                                           Secretary